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                                                                      Exhibit 99

                                   FOR:  McNaughton Apparel Group Inc.

                           APPROVED BY:  Peter Boneparth
                                         Chief Executive Officer
                                         Amanda Bokman
                                         Chief Financial Officer
                                         (212) 947-2960
FOR IMMEDIATE RELEASE
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                               CONTACT:  Investor Relations:
                                         David Walke/Shannon Moody/
                                         Natasha Boyden
                                         Press: Michael McMullan/Kate Talbot
                                         Morgen-Walke Associates
                                         (212) 850-5600

                    MCNAUGHTON APPAREL GROUP INC. ANNOUNCES
                   AGREEMENT TO DISCOUNT EARN OUT OBLIGATIONS
                     TO SELLERS OF JERI-JO AND JAMIE SCOTT

     New York, New York, August 10, 2000 - McNaughton Apparel Group Inc. (Nasdaq: MAGI) today announced that it has entered into an agreement with the sellers of the Jeri-Jo Knitwear, Inc. and Jamie Scott, Inc. businesses to discount the earn out payments arising out of the acquisitions of those entities in June 1998 with a total payment valued at $161.0 million. This will represent an approximate $35 million discount from the earn out payments otherwise payable under the original agreement. The agreement was finalized on August 3, 2000.

     The agreement provides for the payments on August 29, 2000, of an aggregate of $95 million in cash, the issuance of 2 million shares of Company common stock and the issuance by the Company of its $10 million unsecured subordinated 3-year note. In addition, the agreement provides for the payment of an additional $30 million in cash on or before November 30, 2000, subject to financing. The agreement also provides that if financing of the $30 million cannot be arranged, the balance of the earn out payments would be $59 million, to be paid, at the election of the Company, in a combination of cash, unsecured subordinated notes of the Company and shares of the Company's common stock.

     In connection with the agreement, the Company also announced an amendment to its shareholder rights plan to exempt and waive issuances of Company common stock under the Jeri-Jo and Jamie Scott acquisitions from the operation of the plan.

                                    ~ more ~
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     Peter Boneparth, Chief Executive Officer and President of McNaughton
Apparel Group Inc., commented, "Our Jeri-Jo acquisition has proven to be an outstanding investment for the Company. The division continues to perform well above our initial expectations and has contributed significantly to overall operating profits."

     Mr. Boneparth concluded, "We are extremely pleased to have entered into this arrangement providing for a significant discount on the earn out payments. Significantly, in balancing the interests of our stockholders with our desire to maintain a strong balance sheet, the agreement avoids the dilution associated with our original agreement with the sellers, which provided for the payment of up to 50% of the earn out payments in shares of Company common stock. We believe that the agreement represents a positive result for the Company, its stockholders and the sellers of the Jeri-Jo and Jamie Scott businesses, who remain actively involved in the Company's operations."

     McNaughton Apparel Group Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately-priced women's and juniors' career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. The Company markets its products under its nationally known labels, including Norton McNaughton(R) and Norton Studio(R), through its subsidiary Norton McNaughton of Squire, Inc., Erika(R), through its subsidiary Miss Erika, Inc., and Energie(R), Currants(R), Jamie Scott(R) and Polar 2000(R), through its subsidiary Jeri-Jo Knitwear, Inc.

     This press release contains forward-looking information about the Company's anticipated operating results. The Company's ability to achieve its projected results is dependent on many factors, which are outside of management's control. Some of the most significant factors would be a deterioration in retailing conditions for women's and juniors' apparel, an increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with the integration of Miss Erika's and Jeri-Jo's businesses, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier, unanticipated problems arising out of Norton McNaughton of Squire's relocation of its distribution function to South Carolina where the activities will be performed "in-house", and weather conditions which could impact retail traffic and the Company's ability to ship on a timely basis. Accordingly, there can be no assurance that the Company will achieve its anticipated operating results.

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